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                                  Exhibit 10.1


                    [letterhead of Tecumseh Products Company]

November 16, 2005



Mr. Eric L. Stolzenberg
17603 Westward Reach Road
Cornelius, NC 28031


Dear Ric:

         I am delighted to offer you the position of Compressor SBU President, Tecumseh Products Company. As recently discussed, the specifics are, subject to your passing a physical examination and drug screen:

         1.       Job Title:           Compressor SBU President

         2.       Salary:              $280,000

         3.       Incentive Plan:      Participation in the Company's Management
                                       Incentive Plan of 2006

         4.       Vacation:            Three weeks per calendar year beginning
                                       in 2006 and four weeks after ten years of service (per Company policy).

         5. Moving Expenses: Certain reimbursements listed below for pre-move and actual moving expenses fall into taxable and non-taxable categories.

                  (a) Moving expenses to include packing, shipping, unloading, etc. of household goods.

                  (b) Reasonable time off work with pay will be granted for moving.

                  (c) Up to one week's expenses to and from location for spouse including lodging and meals while seeking a new residence.

                  (d) Travel and meal expenses for spouse and dependents from old location to new location at the time the family relocates.

                  (e) Relocation allowance up to $100,000 to cover moving expenses not covered in the customary moving allowance plus travel expenses to and from Tecumseh, Michigan, and lodging and meals for employee only while in the Tecumseh, Michigan area payable as incurred up to a maximum of three (3) years from date of hire.


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Ric Stolzenberg
November 16, 2005
Page Two


         6. Change of Control (draft attached) not to become effective until the earlier of relocation to the Tecumseh, Michigan area or three (3) years from date of hire.

         7. Start Date:        November 16, 2005

         8. Insurance:         First day of the month following the start date.



         Please let me know as soon as possible of your decision. If you accept, please make an appointment with your physician for a physical examination, including drug screen (forms enclosed). Please return the completed forms and the drug screen lab results in the enclosed envelope or fax to Corporate Human Resources at 517-423-8853. All information must be received prior to your start date.


         We are very impressed with you and your qualifications and believe that you would be an ideal addition to our management team. I look forward to hearing from you soon.



Sincerely,



/s/ MICHAEL R. FORMAN

Michael R. Forman
Vice-President and Director
Corporate Human Resources

Enclosures